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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS








We consent to the incorporation by reference in this Registration Statement on Form S-8 File No. 333-______), being filed with the Securities and Exchange Commission (the "Commission") by The Coast Distribution System, Inc. pertaining to The Coast Distribution System, Inc. 1999 Stock Incentive Plan, of our report dated March 15, 2000, with respect to the consolidated balance sheets of The Coast Distribution System and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999 included in the Annual Report on Form 10-K of The Coast Distribution System for the year ended December 31, 1999, filed with the Commission on March 30, 2000.


GRANT THORNTON LLP


/s/ Grant Thornton LLP

San Jose, California
December 19, 2000